Exhibit 99.1

December 12, 2011

Rajendra elected to A. O. Smith Board of Directors

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today announced that President and Chief Operating Officer Ajita G. Rajendra has been elected to the company’s Board of Directors.

Rajendra was named president of the Milwaukee-based water technology company in August. He is responsible for A. O. Smith’s water heater operations in North America, China, Europe, and India as well as the company’s water purification business in China and the recently acquired Lochinvar business.

Rajendra joined A. O. Smith as president of its Water Products Company in January 2005. He was named an executive vice president of the corporation in 2006.

Prior to joining A. O. Smith, Rajendra was senior vice president of Kennametal, Inc., of Latrobe, Pa., a manufacturer of industrial cutting tools. He began his career in 1978 with Corning Incorporated, Corning, N.Y., holding a wide range of financial and executive management positions including director of the company’s Retail Operations, business director of the Corning Cookware division, and president of the Revere Ware Corporation.

Rajendra is a member of the Board of Directors of Donaldson Company, a manufacturer of filtration products headquartered in Minneapolis, Minn. He was recently elected to a one-year term as chairman of the Air-conditioning, Heating, and Refrigeration Institute (AHRI), one of the largest trade organizations in the nation.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China.

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